Exhibit 10.2

[ * ] = CERTAIN INFORMATION IN THIS DOCUMENT HAS BEEN EXCLUDED PURSUANT TO REGULATION S-K, iTEM 601(B)(10).  sUCH EXCLUDED INFORMATION IS NOT MATERIAL AND WOULD LIKELY CAUSE COMPETITIVE HARM TO THE REGISTRANT IF PUBLICLY DISCLOSED.

Funding Agreement

By and Between

Cytokinetics, Incorporated

and

Dolya Holdco 19 Designated Activity Company

Dated as of July 14, 2020

-i-

-ii-

Index of Exhibits

Exhibit A:	Form of Funding Request
Exhibit B:	Form of Seller Security Agreement

-iii-

FUNDING AGREEMENT

This Funding Agreement, dated as of July 14, 2020, (this “Agreement”), is made and entered into by and between Dolya Holdco 19 Designated Activity Company, a designated activity company incorporated under the laws of Ireland under company under 669527 (the “Buyer”), and Cytokinetics, Incorporated, a Delaware corporation (the “Seller”).

W I T N E S E T H:

Whereas, the Buyer desires to acquire the Acquired Intangibles from the Seller in exchange for payment of the Purchase Price, and the Seller desires to sell the Acquired Intangibles to the Buyer in exchange for the Buyer’s payment of the Purchase Price, in each case on the terms and conditions set forth in this Agreement;

Now Therefore, in consideration of the representations, warranties, covenants and agreements set forth herein and for good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Seller and the Buyer hereby agree as follows:

Article 1

PURCHASE, SALE AND ASSIGNMENT OF THE ACQUIRED INTANGIBLES

Section 1.1Purchase, Sale and Assignment.  At the First Tranche Funding Date upon the payment of the First Tranche Purchase Price, and upon the terms and subject to the conditions of this Agreement, the Seller shall sell, transfer, assign and convey to the Buyer, and the Buyer shall purchase, acquire and accept from the Seller, the Acquired Intangibles free and clear of all Liens (other than Liens created by Buyer and Permitted Liens). For the avoidance of doubt, the Acquired Intangibles do not represent any right, title or interest in the Intellectual Property Rights.

Section 1.2No Assumed Obligations, Etc.  Notwithstanding any provision in this Agreement to the contrary or any other agreement between the parties or their Affiliates, the Buyer is only agreeing, on the terms and conditions set forth in this Agreement, to purchase, acquire and accept the Acquired Intangibles and is not assuming any liability or obligation of the Seller of whatever nature, whether presently in existence or arising or asserted hereafter.

Article 2

CLOSING

Section 2.1Closing.  The closing and each Funding Date shall take place on the date hereof subject to the conditions set forth in Article 4 have been satisfied, or at such other place, time and date as the parties hereto may mutually agree.

Section 2.2Payment of Purchase Price.

(a)Payment of First Tranche Purchase Price.  Upon the Seller’s election, in its sole discretion, to require the funding of the First Tranche, subject to the conditions precedent set forth in Section 4.3, on the First Tranche Funding Date, the Buyer shall pay to the Seller the First Tranche Purchase Price by wire transfer of immediately available funds to the account designated by the Seller.

(b)Payment of Second Tranche Purchase Price.  Upon the Seller’s election, in its sole discretion, to require the funding of the Second Tranche, subject to the conditions precedent set forth in Section 4.4, on the Second Tranche Funding Date, the Buyer shall pay to the Seller the Second Tranche Purchase Price by wire transfer of immediately available funds to the account designated by the Seller.

Section 2.3Additional Tranche Purchase Price.  In the event that the Seller intends to develop the Product in any Other Indication, at the election of the Seller, in its sole discretion, the Seller and the Buyer shall negotiate in good faith any additional funding commitments by the Buyer (the payment of which shall be the “Additional Tranche Purchase Price”) with respect to the development of the Product in such Other Indication and amend this Agreement to provide any additional amounts payable to the Buyer in consideration for such additional funding commitments and enter into additional documentation as the Seller and the Buyer may negotiate in good faith, which shall include an agreement with respect to the Additional Tranche Purchase Price on substantially the same terms as the document attached as Schedule 2.3.

Article 3

REPRESENTATIONS AND WARRANTIES

Section 3.1Seller’s Representations and Warranties.  The Seller represents and warrants to the Buyer that as of the date hereof:

(a)Existence; Good Standing.  The Seller is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware.  The Seller is duly licensed or qualified to do business and is in corporate good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned, leased or operated by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified and in corporate good standing has not and would not reasonably be expected to have, either individually or in the aggregate, a material adverse effect on (i) the ability of the Seller to enter into and to perform its obligations under this Agreement, (ii) the Seller’s rights in or to the Product or the existing Patent Rights or (iii) after the Initial Closing Date, the Buyer’s rights with respect to, or the timing, amount or duration of, the Acquired Intangibles.

(b)Authorization.  The Seller has all requisite corporate power and authority to execute, deliver and perform its obligations under this Agreement.  The execution, delivery and performance of this Agreement, and the consummation of the transactions contemplated hereby, have been duly authorized by all necessary corporate action on the part of the Seller.

(c)Enforceability.  This Agreement has been duly executed and delivered by an authorized officer of the Seller and constitutes the valid and binding obligation of the Seller, enforceable against the Seller in accordance with its terms, except as may be limited by applicable Bankruptcy Laws or by general principles of equity (whether considered in a proceeding in equity or at law).

(d)No Conflicts.  The execution, delivery and performance by the Seller of this Agreement and the consummation of the transactions contemplated hereby do not and will not (i) contravene or conflict with the certificate of incorporation or bylaws of the Seller, (ii) contravene or conflict with or constitute a default under any law or Judgment binding upon or applicable to the Seller except for such contraventions, conflicts, breaches or defaults that, individually or in the aggregate, would not reasonably be expected to have a material adverse effect on (A) the ability of the Seller to enter into and to perform its material obligations under this Agreement, (B) the Seller’s rights in or to the Product or the existing Patent Rights or (C) after the Initial Closing Date, the Buyer’s rights with respect to, or the timing, amount or duration of, the Acquired Intangibles, or (iii) contravene or conflict with or constitute a material default under any material agreement binding upon or applicable to the Seller.

(e)Consents.  Except for the consents that have been obtained on or prior to the Initial Closing Date or filings required by the federal securities laws or stock exchange rules, no consent, approval, license, order, authorization, registration, declaration or filing with or of any Governmental Entity or other Person is required to be done or obtained by the Seller in connection with (i) the execution and delivery by the Seller of this Agreement, (ii) the performance by the Seller of its obligations under this Agreement or (iii) the consummation by the Seller of any of the transactions contemplated by this Agreement.

(f)No Litigation.  There is no action, suit, investigation or proceeding pending, or, to the Knowledge of the Seller, threatened (in writing) before any Governmental Entity to which the Seller is a party that, individually or in the aggregate would, if determined adversely to the Seller, reasonably be expected to prevent or materially and adversely affect (i) the ability of the Seller to enter into and to perform its obligations under this Agreement, (ii) the Seller’s rights in or to the Product or its existing Patent Rights or (iii) after the Initial Closing Date, the Buyer’s rights with respect to, or the timing, amount or duration of, the Acquired Intangibles.

(g)Compliance.

(i)All applications, submissions, information and data related to the Product submitted or utilized as the basis for any request to any Regulatory Authority by or on behalf of the Seller were true and correct in all material respects as of the date of such submission or request, and any material updates, changes, corrections or modification to such applications, submissions, information or data required under applicable laws or regulations have been submitted to the necessary Regulatory Authorities.

(ii)The Seller has not committed any act, made any statement or failed to make any statement in respect of the Product that would reasonably be expected to provide a basis for the FDA to invoke its policy with respect to “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities”, or any other Regulatory Authority to invoke similar policies, set forth in any applicable laws or regulations.

(h)Licenses.

(i)In-Licenses.  There are no In-Licenses.

(ii)Out-Licenses.  There are no Out-Licenses (other than the Collaboration Agreement).

(i)No Liens; Title to Acquired Intangibles.  As of the date hereof, none of the property or assets, in each case, that specifically relate to the Product, nor any of the Intellectual Property Rights, of the Seller is subject to any Lien, except for Permitted Liens.  Upon the First Tranche Funding Date and the payment of the First Tranche Purchase Price by the Buyer, the Buyer will have acquired, subject to the terms and conditions set forth in this Agreement, good and marketable title to the Acquired Intangibles, free and clear of all Liens (other than Liens created by the Buyer).

(j)Intellectual Property.

(i)Schedule 3.1(j)(i) of the Disclosure Schedule lists all of the currently existing Patents included within the Patent Rights. Except as set forth on Schedule 3.1(j)(i) of the Disclosure Schedule, the Seller is the sole and exclusive owner of all of the existing Patent Rights.  Schedule 3.1(j)(i)

of the Disclosure Schedule specifies as to each listed patent or patent application the jurisdictions by or in which each such patent has issued as a patent or such patent application has been filed, including the respective patent or application numbers.  Schedule 3.1(j)(i) of the Disclosure Schedule specifies any Person other than the Seller owning or having an interest in such Patent Right, including the nature of such interest.

(ii)As of the date hereof, there are no issued Patents within the Patent Rights.

(iii)The Seller has not received any written notice from any Third Party challenging the inventorship or ownership of the rights of the Seller in and to, or the patentability, validity or enforceability of, any of the existing Patent Rights, or asserting or alleging that the development, manufacture or importation of the Product prior to the date hereof infringed or misappropriated the intellectual property rights of such Third Party or that the development, manufacture, importation, sale, offer for sale or use of the Product will infringe, misappropriate or otherwise violate the intellectual property rights of such Third Party. To the Knowledge of the Seller, the discovery, development, manufacture, importation, sale, offer for sale or use of the Product, including following the issuance of a Marketing Approval, has not and will not, infringe, misappropriate or otherwise violate any Patents or other intellectual property rights owned by any Third Party.

(iv)The Seller has not received any written notice that there is any, and, to the Knowledge of the Seller, there is no, Person who is or claims to be an inventor under any of the existing Patent Rights who is not a named inventor thereof.

(v)To the Knowledge of the Seller, no Person has infringed, misappropriated or otherwise violated, or is infringing, misappropriating or otherwise violating, any of the existing Patent Rights.

(vi)There is no pending or, to the Knowledge of the Seller, threatened (in writing), adverse actions, claims, suits or proceedings against the Seller or any of its Affiliates involving the Intellectual Property Rights or the Product. The Seller is not a party to any pending and, to the Knowledge of the Seller, there is no threatened in writing, litigation, interference, reexamination, opposition or like procedure involving any of the existing Patent Rights.

(k)UCC Representation and Warranties.  The Seller’s exact legal name is, and for the immediately preceding ten years has been, “Cytokinetics, Incorporated”.  The Seller is, and for the prior ten years has been, incorporated in the State of Delaware.

(l)Brokers’ Fees.  There is no investment banker, broker, finder, financial advisor or other intermediary who has been retained by or is authorized to act on behalf of the Seller who might be entitled to any fee or commission in connection with the transactions contemplated by this Agreement.

(m)Public Company Reporting Obligations.  The Seller has filed or furnished (as applicable) with or to the SEC all registration statements, forms, reports, certifications and other documents required to be filed or furnished by the Seller with or to the SEC (all such registration statements, forms, reports, certifications and other documents (including those that the Seller may file or furnish after the date hereof until the Initial Funding Date) are referred to herein as the “Seller SEC Documents”).  The Seller’s financial statements included within the Seller SEC Documents have been prepared in accordance with accounting principles generally accepted in the United States and such financial statements fairly present in all material respects the financial condition and operating results of the Seller as of the dates, and for the periods, indicated therein, subject in the case of the unaudited financial statements to normal year-end audit adjustments and the absence of footnotes.

(n)Provision of Information. All written information made available by or on behalf of the Seller, as redacted to remove highly confidential information such as chemical, manufacturing and patient details, to the Buyer or its Affiliates in connection with this Agreement was (when provided) and is (as of the Initial Closing Date), to the Seller’s Knowledge, true and accurate in all material respects; and the Seller has not knowingly or negligently failed to disclose to the Buyer any information related to the Product or the Intellectual Property Rights in its or its Affiliates’ control or possession, or of which the Seller is aware, that would be reasonably necessary to make any information related to the Product or the Intellectual Property Rights, as applicable, that has been disclosed to the Buyer prior to the Initial Closing Date not misleading in any material respect.

Section 3.2Buyer’s Representations and Warranties.  The Buyer represents and warrants to the Seller that as of the date hereof:

(a)Existence; Good Standing.  The Buyer is a designated activity company duly incorporated, validly existing and in good standing under the laws of Ireland.  [*]. The Buyer is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned, leased or operated by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified and in good standing has not and would not reasonably be expected to have, either individually or in the aggregate, a material adverse effect on the business of the Buyer or the ability of the Buyer to enter into and to perform its obligations under this Agreement.

(b)Authorization.  The Buyer has the requisite right, power and authority to execute, deliver and perform its obligations under this Agreement.  The execution, delivery and performance of this Agreement, and the consummation of the transactions contemplated hereby, have been duly authorized by all necessary action on the part of the Buyer.

(c)Enforceability.  This Agreement has been duly executed and delivered by an authorized person of the Buyer and constitutes the valid and binding obligation of the Buyer, enforceable against the Buyer in accordance with its terms, except as may be limited by applicable Bankruptcy Laws or by general principles of equity (whether considered in a proceeding in equity or at law).

(d)No Conflicts.  The execution, delivery and performance by the Buyer of this Agreement do not and will not (i) contravene or conflict with the organizational documents of the Buyer, (ii) contravene or conflict with or constitute a default under or violation of any law or Judgment binding upon or applicable to the Buyer except for such contraventions, conflicts, defaults or violations that, individually or in the aggregate, would not reasonably be expected to result in a material adverse effect on the business of the Buyer or the ability of the Buyer to enter into and to perform its obligations under this Agreement or (iii) contravene or conflict with, constitute a breach of, or constitute a default under any material agreement binding upon or applicable to the Buyer.

(e)Consents.  No consent, approval, license, order, authorization, registration, declaration or filing with or of any Governmental Entity or other Person is required to be done or obtained by the Buyer in connection with (i) the execution and delivery by the Buyer of this Agreement, (ii) the performance by the Buyer of its obligations under this Agreement or (iii) the consummation by the Buyer of any of the transactions contemplated by this Agreement.

(f)No Litigation.  There is no action, suit, investigation or proceeding pending or, to the knowledge of the Buyer, threatened (in writing) before any Governmental Entity to which the Buyer is a party that would, if determined adversely to the Buyer, reasonably be expected to prevent or materially and adversely affect the ability of the Buyer to perform its obligations under this Agreement.

(g)Financing.  The Buyer has or will have sufficient cash on hand or binding and enforceable commitments to provide it with funds sufficient to pay the entire Purchase Price. The Buyer has no reason to believe, and has not been provided with any notice (whether written or otherwise), that any of the Persons providing the commitments referred to above are unable or are not required or do not intend, for any reason, to satisfy their obligations under such commitments. The Buyer acknowledges that its obligations under this Agreement are not contingent on obtaining financing.

(h)Brokers’ Fees.  There is no investment banker, broker, finder, financial advisor or other intermediary who has been retained by or is authorized to act on behalf of the Buyer who might be entitled to any fee or commission in connection with the transactions contemplated by this Agreement.

(i)Access to Information.  The Buyer acknowledges that it has (a) reviewed Seller’s documents and information relating to the Product (including any relevant Seller SEC Documents) and (b) had the opportunity to ask such questions of, and to receive answers from, representatives of the Seller concerning the Product, in each case, as it deemed necessary to make an informed decision to enter into this Agreement.  The Buyer has such knowledge, sophistication and experience in financial and business matters that it is capable of evaluating the risks and merits of entering into the transaction contemplated by this Agreement.

Section 3.3No Implied Representations and Warranties; Reservation of Rights.  The Buyer acknowledges and agrees that, other than the express representations and warranties of the Seller specifically contained in THIS ARTICLE 3, (a) there are no representations or warranties of the Seller either expressed or implied with respect to the Patent Rights, the Royalties or otherwise and that the Buyer does not rely on, and shall have no remedies in respect of, any representation or warranty not specifically set forth in THIS ARTICLE 3, and all other representations and warranties are hereby expressly disclaimed, and (b) nothing contained herein guarantees that the Seller or any of its Affiliates will receive Marketing Approval and/or any other approvals necessary for the sale or Commercialization of any Product, that the Seller will achieve any sales of the Product or that sales of the Product or the aggregate Royalties due to the Buyer will achieve any specific amount.  Except for the Acquired Intangibles and Buyer’s rights under Section 5.5, the Buyer further acknowledges and agrees that no licenses, assignments, or other rights under any assets (including the Patent Rights or any other intellectual property RIGHTS) of the Seller and its Affiliates or rights related thereto are granted pursuant to this Agreement, including by implication, estoppel, exhaustion or otherwise.

Article 4

CONDITIONS TO CLOSING; CONDITIONS TO FirST and Second Tranches

Section 4.1Conditions to the Buyer’s Obligations.  The obligations of the Buyer to consummate the transactions contemplated hereunder on the date hereof (the “Initial Closing Date”) are subject to the satisfaction or waiver, at or prior to the Initial Closing Date, of each of the following conditions precedent:

(a)The Seller shall have performed and complied in all material respects with all agreements, covenants, obligations and conditions required to be performed and complied with by it under this Agreement at or prior to the Initial Closing Date, and the Buyer shall have received a certificate executed by a duly authorized officer of the Seller on the Initial Closing Date certifying on behalf of the Seller to the effect of the foregoing.

(b)The Seller shall have delivered to the Buyer the duly executed Transaction Agreements (other than the Seller Security Agreement).

(c)The Buyer shall have received a certificate of the Secretary or an Assistant Secretary of the Seller, dated the Initial Closing Date, certifying as to (i) the incumbency of each officer of each such Seller executing this Agreement and (ii) the attached thereto copies of (A) the Seller’s certificate of incorporation, (B) bylaws and (C) resolutions adopted by the Seller’s Board of Directors authorizing the execution and delivery and performance by the Seller of this Agreement and the consummation by the Seller of the transactions contemplated hereby.

(d)There shall not have been issued and be in effect any Judgment of any Governmental Entity enjoining, preventing or restricting the consummation of the transactions contemplated by this Agreement.

(e)There shall not have been instituted or be pending any action or proceeding by any Governmental Entity or any other Person (i) challenging or seeking to make illegal, to delay materially or otherwise directly or indirectly to restrain or prohibit the consummation of the transactions contemplated hereby, (ii) seeking to obtain material damages in connection with the transactions contemplated hereby or (iii) seeking to restrain or prohibit the Buyer’s purchase, or the Seller’s sale, of the Acquired Intangibles.

Section 4.2Conditions to the Seller’s Obligations.  The obligations of the Seller to consummate the transactions contemplated hereunder on the Initial Closing Date are subject to the satisfaction or waiver, at or prior to the Initial Closing Date, of each of the following conditions precedent:

(a)The Buyer shall have performed and complied in all material respects with all agreements, covenants, obligations and conditions required to be performed and complied with by it under this Agreement at or prior to the Initial Closing Date, and the Seller shall have received a certificate executed by a duly authorized representative of the Buyer on the Initial Closing Date certifying on behalf of the Buyer to the effect of the foregoing.

(b)The Seller shall have received, as applicable, either (i) a valid, properly executed Internal Revenue Service Form W-9 certifying that the Buyer is exempt from U.S. “backup” withholding Tax or (ii) a valid, properly executed Internal Revenue Service Form W-8BEN-E (or other applicable W-8, with any necessary accompanying attachments) certifying that the Buyer is exempt from U.S. federal withholding Tax under a United States income Tax treaty with respect to royalties and other income.

(c)The Seller shall have received a certificate of an authorized person of the Buyer, dated the Initial Closing Date, certifying as to the incumbency of the officers executing this Agreement on behalf of the Buyer.

(d)The Buyer shall have delivered to the Seller the duly executed Transaction Agreements (other than the Seller Security Agreement).

(e)There shall not have been issued and be in effect any Judgment of any Governmental Entity enjoining, preventing or restricting the consummation of the transactions contemplated by this Agreement.

(f)There shall not have been instituted or be pending any action or proceeding by any Governmental Entity or any other Person (i) challenging or seeking to make illegal, to delay materially or otherwise directly or indirectly to restrain or prohibit the consummation of the transactions contemplated hereby, (ii) seeking to obtain material damages in connection with the transactions contemplated hereby or (iii) seeking to restrain or prohibit the Buyer’s purchase, or the Seller’s sale, of the Acquired Intangibles.

Section 4.3Conditions to the First Tranche.  The obligations of the Buyer to pay the First Tranche Purchase Price on the First Tranche Funding Date are subject to the satisfaction or waiver, at or prior to the First Tranche Funding Date, of each of the following conditions precedent:

(a)Either (i) the oHCM Trial Condition shall have occurred by the applicable Sunset Date or (ii) the nHCM Trial Condition shall have occurred by the applicable Sunset Date.

(b)The Seller shall have delivered a Funding Request with regards to the First Tranche.

(c)The Seller shall have executed and delivered to the Buyer the Seller Security Agreement.

(d)The Seller shall have delivered to the Buyer evidence reasonably satisfactory to Buyer that any Liens on the Product Assets (other than Permitted Liens) or on the Acquired Intangibles shall have been, or concurrently with payment of the First Tranche Purchase Price will be, released and terminated, or, in the case of Liens securing Permitted Secured Indebtedness, subject to an Acceptable Intercreditor Agreement (as defined in the Seller Security Agreement).

(e)After giving effect to the purchase of the Acquired Intangibles by the Buyer and the payment of First Tranche Purchase Price pursuant to Section 2.2(a) and the use of proceeds thereof, the Seller shall be in compliance with Section 5.10.

For the avoidance of doubt, nothing herein shall obligate the Seller to deliver a Funding Request with respect to the First Tranche.

Section 4.4Conditions to the Second Tranche.  The obligations of the Buyer to pay the Second Tranche Purchase Price on the Second Tranche Funding Date are subject to the satisfaction or waiver, at or prior to the Second Tranche Funding Date, of each of the following conditions precedent:

(a)The Initial Funding Date shall have occurred.

(b)Each of the oHCM Trial Condition and the nHCM Trial Condition shall have occurred prior to the applicable Sunset Date.

(c)The Seller shall have delivered a Funding Request with regards to the Second Tranche.

For the avoidance of doubt, nothing herein shall obligate the Seller to deliver a Funding Request with respect to the Second Tranche.

Section 4.5Termination of Second Tranche Obligation.  If (a) the First Tranche Purchase Price has previously been paid and (b) (i) the oHCM Trial Condition has not occurred prior to the applicable Sunset Date (in the case where the First Tranche was funded upon the occurrence of the nHCM Trial Condition ) or (ii) the nHCM Trial Condition has not occurred prior to the applicable Sunset Date (in the case where the First Tranche was funded upon the occurrence of the oHCM Trial Condition), then the obligations of the Buyer under Section 2.2(b) and Section 4.4 shall terminate.

Article 5

COVENANTS

Section 5.1Reporting.

(a)At all times after the Initial Funding Date, the Seller shall, subject to this Section 5.1, provide the Buyer, promptly following the end of each calendar quarter, but in any event no later than [*] calendar days after the end of such calendar quarter, a reasonably detailed report (the “Update Report”) setting forth, with respect to such calendar quarter, the Intellectual Property Updates, Regulatory Updates, Clinical Updates and Commercial Updates. The Seller shall also provide the Buyer with such additional information regarding the updates included in each Update Report as the Buyer may reasonably request from time to time. The Seller shall prepare and maintain, shall cause its Affiliates (if applicable) to prepare and maintain, and use Diligent Efforts to include in any Out-License a provision requiring any counterparty to any Out-License of the Seller or the Seller’s Affiliates to prepare and maintain, reasonably complete and accurate records of the information to be disclosed in each Update Report and to disclose such information to Seller to enable the disclosures of such information in each Update Report, as contemplated herein. The parties understand and agree that if the Seller is unable to obtain any of the foregoing information from any counterparty to any Out-License, the Seller will not be obligated to provide such information unless and until Seller is in possession and control of such information; provided that the Seller shall use Diligent Efforts to obtain in a timely manner from each such counterparty any information to be disclosed in each Update Report, consistent with the terms of the applicable Out-License(s). All Update Reports, and the Confidential Information contained therein, shall be the Confidential Information of Seller and subject to the obligations of confidentiality set forth in Article 8.

(b)The Seller may redact or otherwise exclude from any Update Report (i) any information, the redaction or exclusion of which is reasonably required to comply with applicable laws (including those related to patient information and privacy laws) and (ii) any information that does not relate to the Acquired Intangibles, the Patent Rights or the Product; provided that the Seller shall provide to the Buyer a reasonable summary of any information that is redacted, to the extent permitted by applicable law and, solely in the case of information falling under clause (ii) above, to the extent permitted by any obligations of confidentiality to any Third Party.

(c)Thirty (30) calendar days prior to the Initial Funding Date, and thereafter, promptly following the end of each calendar year, the Seller shall provide the Buyer with a schedule of the then-existing Patent Rights, including setting forth any new patents issued or patent applications filed covering the Product.

Section 5.2Royalties; Royalty Reports.

(a)

(i)From and after the Royalty Commencement Date and for the duration of the Term, the Seller shall pay to the Buyer the Royalty, for such calendar quarter promptly, but in any event no later than (i) forty-five (45) calendar days after the end of each of the first three calendar quarters in each calendar year and (ii) sixty (60) calendar days after the end of the last calendar quarter in each calendar year.

(ii)[*].

(b)If any amounts payable by the Seller shall be overdue for five (5) Business Days (other than any such unpaid amounts arising as a result of late or improper reporting or late payment by a Permitted Licensee or are otherwise subject to a good faith dispute), the Seller obligated to make such payment shall additionally pay to the party to whom such payment is owed simple interest on the sum outstanding at the rate per annum equal to the lesser of (i)  the sum of [*]% and the prime rate for the date that payment was due, as published by The Wall Street Journal, Eastern U.S. edition and (ii) the highest rate permitted by law shall apply.  The payment of such interest shall not prevent the Buyer from exercising any other rights it may have as a consequence of the lateness of any payment.

(c)

(i)Concurrently with the payment of each Royalty, the Seller shall deliver a written report setting forth in reasonable detail, (i) the calculation of the Royalty payable to the Buyer for the prior calendar quarter identifying, on a country-by-country basis of those countries in the Royalty Purchase Territory, the number of units of the Product sold by the Seller and its Affiliates and, to the extent available, each counterparty to any Out-License, gross sales generated by or on behalf of the Seller and any of its Subsidiaries and each counterparty to any Out-License, foreign currency exchange rates used (which shall be rates of exchange determined in a manner consistent with the Seller’s method for calculating rates of exchange in the preparation of the Seller’s annual financial statements in accordance with accounting principles generally accepted in the United States), and a detailed break-down of all permitted deductions from gross sales used to determine Net Sales and the Royalty due to the Buyer and (ii) the cumulative year-to-date aggregate Net Sales for the Product through the end of the prior calendar quarter (the “Royalty Report”); [*]. The Royalty Report shall be in a form agreed by the parties and reasonable acceptable to the Buyer and the Seller and, to the extent permitted under any applicable confidentiality or disclosure obligations, shall also have attached copies of any royalty reports received by the Seller from Permitted Licensees pursuant to any Out-Licenses.

(ii)The Seller shall use Diligent Efforts to include in each Out-License a provision requiring the counterparty to such Out-License to prepare and maintain reasonably complete and accurate records of the information to be disclosed in each Royalty Report, and to disclose such information to the Seller to enable the disclosures of such information in each Royalty Report, as contemplated herein.  The Seller shall use Diligent Efforts to obtain in a timely manner from each such counterparty any information to be disclosed in each Royalty Report, consistent with the terms of the applicable Out-License(s).

(d)The Seller shall be permitted to make prepayments of the Royalties hereunder which shall be credited to future Royalty payments in such order as directed by the Seller in connection with any such prepayment.

Section 5.3Disclosures; Public Announcement.  The parties shall agree upon the Press Release to be issued announcing this Agreement and the other Transaction Agreements.  Except for the Press Release, the Seller’s Current Report on Form 8-K describing the material terms of this Agreement, the other Transaction Agreements and the transactions contemplated by this Agreement and the other Transaction Agreements or any other public announcement using substantially the same disclosure as such Press Release or Form 8-K, neither the Buyer nor the Seller shall, and each party hereto shall cause its respective Representatives, Affiliates and Affiliates’ Representatives not to, issue a press release or other public announcement or otherwise make any public disclosure with respect to this Agreement or the subject matter hereof without the prior written consent of the other party hereto (which consent shall not be unreasonably withheld or delayed), except as may be required by applicable law, regulation or stock exchange rule (in which case the party hereto required to make the press release or other public announcement or disclosure shall allow the other party hereto reasonable time to comment on such press release or other public announcement or disclosure in advance of such issuance); provided that (a) no review or consent shall be required with respect to disclosures by either party hereto otherwise previously approved pursuant to this Section 5.3 and (b) notwithstanding anything herein to the contrary, each party hereto may, without the review or consent of the other party hereto, disclose (and nothing herein shall be construed to restrict either party hereto from disclosing) the Purchase Price and the amount and nature of the Acquired Intangibles (and related accounting disclosures of the transactions contemplated hereby) in such party’s periodic reports and financial statements.

Section 5.4Inspections and Audits of the Seller.  From and after the Royalty Commencement Date and for the duration of the Term, upon at least [*] Business Days written notice and during normal business hours, no more frequently than [*] per calendar year, the Buyer may cause an inspection and/or audit by an independent public accounting firm reasonably acceptable to the Seller to be made of the Seller’s books of account for the purpose of determining the correctness of Royalties made under this Agreement.  Upon the Buyer’s reasonable request not more than [*] in any calendar year while any Out-License remains in effect, the Seller shall exercise any rights it may have under any Out-License relating to the Product to cause an inspection and/or audit by an independent public accounting firm to be made of the books of account of any counterparty thereto for the purpose of determining the correctness of Royalties paid under this Agreement.  All of the expenses of any inspection or audit requested by the Buyer hereunder (including the fees and expenses of such independent public accounting firm designated for such purpose) shall be borne by the Buyer, unless the independent public accounting firm determines that Royalties previously paid were incorrect by an amount greater than five percent (5%) of the Royalties actually paid, in which case such expenses shall be borne by the Seller.  The terms on which any such independent public accounting firm is engaged shall provide that such independent public accounting firm may not disclose the confidential information of the Seller or any such counterparty to any Out-License relating to the Product to the Buyer, except to the extent such disclosure is either necessary to determine the correctness of Royalties or such confidential information otherwise would be included in a Royalty Report.  All information obtained by the Buyer as a result of any such inspection or audit shall be Confidential Information of the Seller subject to Article 8 and the independent public accounting firm shall be considered a Representative of Buyer for purposes of Article 8.  Any payment owed by one party to another as a result of the audit shall be made within [*] Business Days of receipt of the audit report. No royalty period will be subject to an audit more than once.

Section 5.5Intellectual Property Matters.  At all times after the Initial Funding Date and prior to the Royalty Termination Date with respect to any country in the Royalty Purchase Territory, if the Seller recovers monetary damages from a Third Party in an action brought for such Third Party’s infringement of any Patent Rights in connection with the exploitation of any product, therapy or service intended for use, or actually used, in the Applicable Indications, and that actually or prospectively competes with the Product, where such damages (whether in the form of judgment or settlement) are awarded for such infringement of such Patent Rights relating to the Product, (i) such damages will be allocated first to the reimbursement of any expenses incurred by the Seller in bringing such action (including reasonable attorney’s fees) not already reimbursed from other damages awarded under the same action, then (ii) any remaining amount of such damages will be reduced, if applicable, to comply with allocation of recovered damages with licensors of such Patent Rights required under any In-Licenses or Permitted Licensees of such Patent Rights under any Out-Licenses, if any, and (iii) any residual amount of such damages after application of (i) and (ii) will be treated as Net Sales of the Product for purposes of Royalties under this Agreement.

Section 5.6Efforts to Complete Clinical Trials and Commercialize the Product.  After the Initial Funding Date, the Seller shall (directly or indirectly through an Affiliate or Permitted Licensee) use Diligent Efforts to seek Marketing Approval in the Royalty Purchase Territory for the Product in (a) prior to the Second Tranche Funding Date, the Applicable Indication that was the subject of the First Tranche or (b) following the Second Tranche Funding Date, each of the Applicable Indications.  Following the issuance of any Marketing Approval of the Product in any country in the Royalty Purchase Territory, the Seller (or its Affiliates or Permitted Licensees) shall use Diligent Efforts to Commercialize the Product in the indication(s) for which the Product has received Marketing Approval in each such country where it has received such Marketing Approval.  Unless otherwise agreed pursuant to Section 2.3, the Seller shall have no obligation to research, develop or commercialize the Product for any Other Indications.

Section 5.7Further Assurances.  After the Initial Closing Date, the Seller and the Buyer agree to execute and deliver such other documents, certificates, agreements and other writings and to take such other actions as may be reasonably necessary in order to give effect to the transactions contemplated by this Agreement.  Notwithstanding the foregoing, nothing herein shall obligate the Seller to send a Funding Request with respect to either the First Tranche or the Second Tranche.

Section 5.8Out-Licenses.

(a)Subject to compliance with this Section 5.8, the Seller may grant, at its sole discretion, licenses, covenants not to sue, or other similar rights to any Affiliate or Third Party (each, a “Permitted Licensee”) with respect to all or a portion of the Intellectual Property Rights including to develop, manufacture, promote, market, use, sell, offer for sale or import any Product in all or any portion of the world [*] (any agreement granting any of the foregoing rights, a “Permitted License”).

(b)The Seller will cause to be included in all Out-Licenses provisions (i) permitting the Seller to audit such counterparty on terms and conditions consistent in all material respects with the Buyer’s rights to audit the Seller set forth in Section 5.4 and (ii) requiring the counterparty to any Out-License to keep books and records in accordance in all material respects with the requirements of the Seller and its Affiliates set forth in Section 5.4. The Seller shall use Diligent Efforts to include in all Out-Licenses provisions (i) requiring the counterparty to any Out-License to provide the Seller with notice of any infringement of the Patent Rights and (ii) requiring the counterparty to any Out-License to provide the requisite information regarding its Net Sales of any Product to allow the calculation of such Net Sales in accordance with the definition of Net Sales contained in this Agreement.

(c)The Seller shall provide the Buyer prompt written notice within [*] Business Days of any counterparty’s material breach of its obligations under any Out-License of which any of the individuals named in the definition of “Knowledge of the Seller” becomes aware, to the extent such material breach is directly related to the Buyer’s rights or Seller’s obligations to Buyer under this Agreement.

(d)The Seller shall provide the Buyer with written notice following the termination of any Out-License.

(e)[*] calendar days prior to the Initial Funding Date, and thereafter, promptly (and in any event within [*] calendar days), the Seller shall provide the Buyer with (i) true, correct and complete copies of each Out-License executed after the Initial Closing Date, and (ii) true, correct and complete copies of each material amendment, supplement, modification to, or written waiver under, an Out-License. In addition, [*] calendar days prior to the Initial Funding Date, and thereafter, promptly (and in any event within [*] Business Days), the Seller shall provide the Buyer true, correct and complete copies of any material reports provided by the Seller to the Permitted Licensee to any Out-License or provided to the Seller by the Permitted Licensee to any Out-License, to the extent that such reports relate to the Acquired

Intangibles, the Product or the Patent Rights. All materials delivered by the Seller to the Buyer pursuant to this Section 5.8(e) shall be the Confidential Information of Seller and subject to the obligations of confidentiality set forth in Article 8. The Seller may redact or otherwise exclude from any of the foregoing any information, the redaction or exclusion of which is reasonably required to comply with applicable laws (including those related to patient information and privacy laws) or in the case of any information that does not relate to the Acquired Intangibles, the Patent Rights or the Product, to the extent required by any obligations of confidentiality to any Third Party; provided that the Seller shall provide to the Buyer a reasonable summary of any information that is redacted to the extent permitted by applicable law or such obligation.

Section 5.9Use of Proceeds.  [*].

Section 5.10Negative Pledge; Preservation of Assets.  Effective from and after the Initial Funding Date and prior to the date that the Total Net Payments paid to the Buyer equals or exceeds [*]% of the amounts funded by the Buyer pursuant to Section 2.2, the Seller shall not, and shall not permit any of its Subsidiaries to, create, incur, assume or suffer to exist any Lien on the Acquired Intangibles or any of the Product Assets, except for (i) the security interest created by Buyer or granted to the Buyer under this Agreement and (ii) Permitted Liens.  For the avoidance of doubt, nothing herein shall restrict the Seller or any of its Subsidiaries from incurring unsecured Indebtedness or Indebtedness secured by assets that are not Product Assets or Acquired Intangibles.

Article 6

INDEMNIFICATION

Section 6.1General Indemnity.  Subject to Section 6.3, from and after the Initial Closing Date:

(a)The Seller hereby agrees to indemnify, defend and hold harmless the Buyer and its Affiliates and its and their directors, partners, managers, trustees, officers, agents and employees (the “Buyer Indemnified Parties”) from, against and in respect of all Loss suffered or incurred by the Buyer Indemnified Parties to the extent arising out of or resulting from (i) any breach of any of the representations or warranties (in each case, when made) of the Seller provided in this Agreement or (ii) any breach of any of the covenants or agreements of the Seller in this Agreement.

(b)The Buyer hereby agrees to indemnify, defend and hold harmless the Seller and its Affiliates and their directors, officers, agents and employees (the “Seller Indemnified Parties”) from, against and in respect of all Loss suffered or incurred by the Seller Indemnified Parties to the extent arising out of or resulting from (i) any breach of any of the representations or warranties (in each case, when made) of the Buyer provided in this Agreement or (ii) any breach of any of the covenants or agreements of the Buyer in this Agreement.

Section 6.2Notice of Claims.  If either a Buyer Indemnified Party, on the one hand, or a Seller Indemnified Party, on the other hand (such Buyer Indemnified Party on the one hand and such Seller Indemnified Party on the other hand being hereinafter referred to as an “Indemnified Party”), has suffered or incurred any Loss for which indemnification may be sought under this Article 6, the Indemnified Party shall so notify the other party from whom indemnification is sought under this Article 6 (the “Indemnifying Party”) promptly (and in any case within fourteen (14) calendar days after such party has knowledge that such Loss has been suffered or incurred by the Indemnified Party) in writing describing such Loss, the amount or estimated amount thereof, if known or reasonably capable of estimation, and the method of computation of such Loss, all with reasonable particularity and containing a reference to the provisions of this Agreement in respect of which such Loss shall have occurred.  If any claim, action, suit or proceeding is asserted or instituted by a Third Party (a “Third Party Claim”) with respect to which an Indemnified Party intends to claim any Loss under this Article 6, such Indemnified Party shall promptly (and in any case within five (5) calendar days) notify the Indemnifying Party of such claim, action, suit or proceeding and tender to the Indemnifying Party the defense of such claim, action, suit or proceeding.  A failure by an Indemnified Party to give timely notice of such claim, action, suit or proceeding in a timely manner pursuant to this Section 6.2 shall not limit the obligation of the Indemnifying Party under this Article 6, except to the extent such Indemnifying Party is actually prejudiced thereby.

Section 6.3Limitations on Liability.  The indemnification provided for in this Article 6 shall be subject to the following limitations:

(a)The Seller’s maximum liability pursuant to Section 6.1(a) shall not exceed an amount equal to [*].

(b)The Buyer’s maximum liability pursuant to Section 6.1(b) shall not exceed [*].

(c)Notwithstanding anything to the contrary in this Agreement, neither party hereto shall be liable under this Agreement for any Loss suffered or incurred by the other party that result from any inaccuracy in or breach of any representation or warranty in this Agreement if the party seeking indemnification for such Loss (whether under this Article 6 hereof or otherwise) had knowledge of such inaccuracy or breach at the time of Closing.

(d)For the avoidance of doubt, no party hereto shall be liable for any lost profits or revenue, lost opportunity or consequential, punitive, special or incidental damages (and no claim for indemnification hereunder shall be asserted) as a result of any breach or violation of any covenant or agreement of such party (including under this Article 6) in or pursuant to this Agreement.

Section 6.4Third Party Claims.  Upon providing notice to an Indemnifying Party by an Indemnified Party pursuant to Section 6.2 of the commencement of any Third Party Claim with respect to which such Indemnified Party intends to claim any Loss under this Article 6, such Indemnifying Party shall have the right to defend such claim, at such Indemnifying Party’s expense and with counsel of its choice reasonably satisfactory to the Indemnified Party.  If the Indemnifying Party assumes the defense of such claim, the Indemnified Party shall, at the request of the Indemnifying Party, use commercially reasonable efforts to cooperate in such defense; provided, that the Indemnifying Party shall bear the Indemnified Party’s reasonable out-of-pocket costs and expenses incurred in connection with such cooperation.  So long as the Indemnifying Party is conducting the defense of such claim as provided in this Section 6.4, the Indemnified Party may retain separate co-counsel at its expense and may participate in the defense of such claim. Neither the Indemnified Party nor the Indemnifying Party shall consent to the entry of any Judgment or enter into any settlement with respect to such claim without the prior written consent of the other; provided that the consent of the Indemnified Party shall not be required if such Judgment or settlement (a) provides for the payment by the Indemnifying Party of money as sole relief (if any) for the claimant (other than customary and reasonable confidentiality obligations relating to such claim, Judgment or settlement), (b) results in the full and general release of the Indemnified Party from all liabilities arising out of, relating to or in connection with such claim and (c) does not involve a finding or admission of any violation of any law, rule, regulation or Judgment, or the rights of any Person, and has no effect on any other claims that may be made against the Indemnified Party.  Any party’s assumption of the defense of any Third Party Claim can be made with a reservation of the right to contest the right of Indemnified Party to be indemnified with respect to such claim under this Agreement, and a party’s consent to any settlement of a Third Party Claim shall not be used as evidence of the truth of the allegations in any Third Party Claim or the merits of such Third Party Claim.  Furthermore, the existence of any Third Party Claim shall not create a presumption of any breach by a party to this Agreement of any of its representations, warranties or covenants set forth in this Agreement.

Section 6.5Exclusive Remedy.  Except as set forth in Section 9.13, from and after Initial Closing Date, the rights of the parties hereto pursuant to (and subject to the conditions of) this Article 6 shall be the sole and exclusive remedy of the parties hereto and their respective Affiliates with respect to any Loss (whether based in contract, tort or otherwise) resulting from or relating to any breach of the representations, warranties covenants and agreements made under this Agreement or any certificate, document or instrument delivered hereunder, and each party hereto hereby waives, to the fullest extent permitted under applicable law, and agrees not to assert after the Initial Closing Date, any other claim or action in respect of any such breach.  Notwithstanding the foregoing, claims for common law fraud shall not be waived or limited in any way by this Article 6.

Article 7

Termination

Section 7.1Mutual Termination.  This Agreement may be terminated by mutual written agreement of the Buyer and the Seller.

Section 7.2Automatic Termination.  Unless earlier terminated pursuant to Section 7.1, Section 7.3 or Section 7.4, this Agreement shall continue in full force and effect until the earlier of:

(a)sixty (60) days after such time as the Seller is no longer obligated to pay any Royalties under this Agreement, at which point this Agreement shall automatically terminate, except with respect to any rights that shall have accrued prior to such termination and survive pursuant to Section 7.5 herein; or

(b)the Sunset Date applicable to the nHCM Trial Condition, if the nHCM Trial Condition has not occurred on or prior to such date.

Section 7.3[*]

Section 7.4Termination Upon Funding Failure or Product Failure.

(a)The Seller may terminate this Agreement if the Buyer fails to pay the First Tranche Purchase Price when required pursuant to Section 2.2 and such failure is not cured within [*] calendar days; and

(b)Either the Seller or the Buyer may terminate this Agreement upon [*] Business Days’ prior written notice upon the occurrence of a Product Failure prior to First Commercial Sale of the Product.

Section 7.5Survival.  Notwithstanding anything to the contrary in this Article 7, the following provisions shall survive termination of this Agreement: Section 5.3 (Disclosures), Article 6 (Indemnification), Section 7.5 (Survival), Article 8 (Confidentiality) and Article 9 (Miscellaneous).  Termination of this Agreement shall not relieve any party of liability in respect of breaches under this Agreement by any party on or prior to termination.  Notwithstanding anything in this Agreement, Section 9.14 (Relationship of the Parties), Section 9.16 (Withholding) and Section 9.17 (Tax Treatment) shall survive until thirty (30) days after the expiration of the applicable statute of limitations.

Article 8

CONFIDENTIALITY

Section 8.1Confidentiality.  Except to the extent expressly authorized by this Agreement or otherwise agreed in writing by the parties, the parties hereto agree that, for the term of this Agreement and for ten (10) years thereafter, each party (the “Receiving Party”) shall keep confidential and shall not publish or otherwise disclose or transfer and shall not use for any purpose other than as provided for in this Agreement (which includes the exercise of any rights or the performance of any obligations hereunder) any information furnished to it by or on behalf of the other party (the “Disclosing Party”) directly relating to the Product, the Acquired Intangibles, the Royalty or the transaction contemplated hereunder and delivered pursuant to this Agreement (such information, “Confidential Information” of the Disclosing Party), except for that portion of such information that:

(a)was already known to the Receiving Party at the time of disclosure by the Disclosing Party on a non-confidential basis;

(b)was generally available to the public or otherwise part of the public domain at the time of its disclosure to the Receiving Party;

(c)became generally available to the public or otherwise part of the public domain after its disclosure, other than through any act or omission of the Receiving Party or its Representatives in breach of this Agreement;

(d)is independently developed by the Receiving Party or any of its Affiliates without the use of the Confidential Information;

(e)was disclosed to the Receiving Party, other than under an obligation of confidentiality by a Third Party who had no obligation to the Disclosing Party not to disclose such information to others; or

(f)is subsequently disclosed to the Receiving Party on a non-confidential basis by a Third Party without obligations of confidentiality with respect thereto.

Section 8.2Authorized Disclosure.  Either party may disclose Confidential Information to the extent such disclosure is reasonably necessary in the following situations:

(a)prosecuting or defending litigation;

(b)complying with applicable laws and regulations, including regulations promulgated by a global stock market or securities exchanges;

(c)complying with a valid order of a court of competent jurisdiction or other Governmental Entity;

(d)for regulatory, Tax or customs purposes;

(e)for audit purposes, provided that each recipient of Confidential Information must be bound by customary obligations of confidentiality and non-use prior to any such disclosure;

(f)disclosure to its Affiliates and Representatives on a need-to-know basis, provided that each of such recipients of Confidential Information must be bound by customary obligations of confidentiality and non-use prior to any such disclosure;

(g)upon the prior written consent of the Disclosing Party; or

(h)disclosure to actual and potential licensees, acquirors, investors and other sources of funding, including underwriters, debt financing, royalty financing partners, or co-investors, and their respective accountants, financial advisors and other professional representatives (“Financial Advisors”), provided, that such disclosure shall be made only to the extent customarily required to consummate such investment or financing transaction and that each recipient of Confidential Information must be bound by customary obligations of confidentiality and non-use prior to any such disclosure;

provided that, in the event the Receiving Party is required to make a disclosure of the Disclosing Party’s Confidential Information pursuant to Sections 8.2(a), (b), (c) or (d), it will, except where impracticable, give reasonable advance written notice to the Disclosing Party of such disclosure and use reasonable efforts to secure confidential treatment of such information.  In any event, the Buyer shall not file or assist any Third Party in filing any patent application based upon or using the Confidential Information of the Seller provided hereunder.

The Buyer hereby acknowledges that the Seller may from time to time provide the Buyer with information that may constitute material non-public information with respect to itself and Permitted Licensees.  Seller makes no representation or warranty and assumes no duty to inform Buyer whether any information delivered to Buyer pursuant to this Agreement constitutes material non-public information.  The Buyer hereby agrees that it shall not, and shall cause its Affiliates or Representatives to not, trade any securities of the Seller or any Permitted Licensee while in possession of any information received by it from the Seller pursuant to this Agreement in violation of securities laws.

Notwithstanding any other provision hereunder, the Receiving Party shall be liable to the Disclosing Party for any breach by its Affiliate and Representatives in the case of any disclosure made by a Receiving Party under Section 8.2(f) and any of its Financial Advisors in the case of any disclosure made by a Receiving Party under Section 8.2(h), if any such Person violates the terms of its confidentiality obligation or any of the terms set forth in this Agreement as if such Person was a party hereto.

Article 9

MISCELLANEOUS

Section 9.1Definitions.  As used in this Agreement, the following terms shall have the following meanings:

“Additional Tranche Purchase Price” is defined in Section 2.3.

“Affiliate” means, with respect to any Person, any other Person, directly or indirectly, controlling, controlled by or under common control with such Person.  For purposes of this definition, the term “control” (including the correlative terms “controlling,” “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.  For clarity, the Buyer shall not be considered an Affiliate of the Seller for the purpose of this Agreement.

“Agreement” is defined in the preamble.

“Acquired Intangibles” means the right to receive the Royalties for the term of this Agreement subject to the terms and conditions set forth herein.

“Applicable Indications” means nHCM and oHCM.

“Bankruptcy Laws” means, collectively, in any jurisdiction, bankruptcy, insolvency, examinership, reorganization, moratorium, fraudulent conveyance, fraudulent transfer or other similar laws affecting the enforcement of creditors’ rights generally.

“Bundled Product” is defined in the definition of Net Sales.

“Business Day” means any day other than (a) a Saturday or Sunday or (b) a day on which banking institutions located in New York are permitted or required by applicable law or regulation to remain closed.

“Buyer” is defined in the preamble.

“Buyer Indemnified Parties” is defined in Section 6.1(a).

“Change of Control” means, with respect to the Seller: (a) a transaction or series of related transactions that results in the sale or other disposition of all or substantially all of the Seller’s assets (other than any such sale or other disposition to a Subsidiary of the Seller); or (b) a merger or consolidation as a result of which the shareholders of the Seller immediately prior to the consummation of such merger or consolidation do not, immediately after consummation of such merger or consolidation, possess, directly or indirectly through one or more intermediaries, a majority of the voting power of all of the surviving entity’s outstanding stock and other securities and the power to elect a majority of the members of the Seller’s board of directors; or (c) a transaction or series of related transactions (which may include a tender offer for the Seller’s stock or the issuance, sale or exchange of stock of the Seller) if the shareholders of the Seller immediately prior to the initial such transaction do not, immediately after consummation of such transaction or any of such related transactions, possess, directly or indirectly through one or more intermediaries, a majority of the voting power of all of the Seller’s or its successor’s outstanding stock and other securities and the power to elect a majority of the members of the Seller’s or its successor’s board of directors.

“Clinical Trial” means a human clinical trial intended to support the Marketing Approval of the Product within the Royalty Purchase Territory.

“Clinical Updates” means a summary of any material updates with respect to the Clinical Trials conducted by or on behalf of the Seller or a counterparty to any Out-License, including (a) the progress of each Clinical Trial for the Product (including the number of patients currently enrolled in each such Clinical Trial, the number of sites conducting each such Clinical Trial, and any material modifications to each such Clinical Trial, and any serious adverse events attributed to the Product), and (b) the Seller’s then-existing plans to start new Clinical Trials.

“Co-Packaged Product” is defined in the definition of Net Sales.

“Collaboration Agreement” means that certain License and Collaboration Agreement, dated as of the date hereof, between Ji Xing and the Seller.

“Commercial Updates” means a summary of material updates with respect to the Seller’s and its Affiliates’ and any Permitted Licensee’s sales and marketing activities and commercial manufacturing matters with respect to the Product in the Royalty Purchase Territory.

“Commercialization” means any and all reasonable activities directed to the commercial manufacture, distribution, marketing, detailing, promotion, selling and securing of reimbursement of the Product whether before or after Marketing Approval has been obtained (including the making, using, importing, selling and offering for sale of the Product), and shall include post-Marketing Approval studies, post-launch marketing, promoting, detailing, marketing research, distributing, customer service, selling the Product, importing, exporting or transporting the Product for sale, and regulatory compliance with respect to the foregoing.  When used as a verb, “Commercialize” means to engage in Commercialization.

“Confidential Information” is defined in Section 8.1.

“Diligent Efforts” means [*].

“Disclosing Party” is defined in Section 8.1.

“Disclosure Schedule” means the Disclosure Schedule delivered in connection with a side letter, dated as of the date hereof, delivered to the Buyer (or to its counsel) by the Seller concurrently with the execution of this Agreement.

“EMA” means the European Medicines Agency, or any successor agency thereto.

“FDA” means the U.S. Food and Drug Administration, or any successor agency thereto.

“Financial Advisors” is defined in Section 8.2.

“First Commercial Sale” means, the first sale for use or consumption by the general public of the Product, as applicable, in any country in the Royalty Purchase Territory after Marketing Approval of the Product has been granted, or such marketing and sale is otherwise permitted, by the Regulatory Authority of such country for an Applicable Indication or, if the Additional Tranche Purchase Price is paid by the Buyer to the Seller pursuant to Section 2.3, for an Other Indication. For clarity, First Commercial Sale shall not include any sale or transfer of the Product prior to receipt of Marketing Approval, such as so-called “treatment IND sales,” “named patient sales” and “compassionate use sales.”

“First Tranche” means the commitment and obligation of the Buyer to pay the First Tranche Purchase Price pursuant to Section 2.2(a).

“First Tranche Purchase Price” means FORTY-FIVE MILLION U.S. DOLLARS ($45,000,000).

“First Tranche Funding Date” means a Business Day no later than the 30th day following the delivery of a Funding Request by the Seller in respect of the First Tranche.

“Funding Date” means each of the First Tranche Funding Date and the Second Tranche Funding Date.

“Funding Failure” means the failure by the Buyer to pay the Second Tranche Purchase Price when required pursuant to Section 2.2(b), which failure is not cured by the Buyer within thirty (30) calendar days.

“Funding Request” means a request from the Seller to the Buyer for payment of the Purchase Price substantially in the form attached hereto as Exhibit A.

“GAAP” means generally accepted accounting principles in the United States in effect from time to time.

“Governmental Entity” means any: (a) nation, principality, republic, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (b) federal, state, local, municipal, foreign or other government; (c) governmental or quasi-governmental authority of any nature (including any governmental division, subdivision, department, agency, bureau, branch, office, commission, council, board, instrumentality, officer, official, representative, organization, unit, body or other entity and any court, arbitrator or other tribunal); (d) multi-national organization or body; or (e) individual, body or other entity exercising, or entitled to exercise, any executive, legislative, judicial, administrative, regulatory, police, military or taxing authority or power of any nature.

[*]

“Indebtedness” of any Person means any indebtedness for borrowed money, obligation evidenced by a note, bond, debenture or similar instrument, or guarantee of any of the foregoing.

“In-License” means any license, settlement agreement or other agreement between the Seller or any of its Affiliates and any Third Party pursuant to which the Seller or any of its Affiliates obtains a license, a covenant not to sue or similar grant of rights to any Patents or other intellectual property rights of such Third Party that is or was reasonably necessary for the manufacture, use or Commercialization of the Product.

“Initial Closing Date” is defined in Section 4.1.

“Initial Funding Date” means the date that the Seller receives the First Tranche Purchase Price from the Buyer.

“Initiation” of a clinical trial means the [*] such clinical trial (as applicable).

“Intellectual Property Rights” means any and all of the following as they exist throughout the world at any time and as they are owned or controlled by the Seller or any Subsidiary or under which the Seller or any Subsidiary may become empowered to grant licenses: (a) the Patent Rights; (b) rights in registered and unregistered trademarks, service marks, trade names, trade dress, logos, packaging design, slogans and Internet domain names, and registrations and applications for registration of any of the foregoing, in each case, used in the marketing and promotion of the Product; (c) copyrights in both published and unpublished works, including all compilations, databases and computer programs, manuals and other documentation and all copyright registrations and applications, and all derivatives, translations, adaptations and combinations of the above, in each case, as specifically related to the Product; (d) rights in research in progress, algorithms, data, databases, data collections, chemical and biological materials (including any compounds, DNA, RNA, clones, vectors, cells and any expression product, progeny, derivatives or improvements thereto), and the results of experimentation and testing, including samples, in each case, as specifically directly related to the Product; and (e) rights in all Know-How directly related to the Product that is reasonably necessary for the manufacture, use or Commercialization of the Product.

“Intellectual Property Updates” means any new Patents issued or filed relating to the Product in the Royalty Purchase Territory, or any abandonments or other termination of prosecution with respect to any of the Patent Rights, and any other material information or developments with respect to the Intellectual Property Rights.  For the avoidance of doubt, the Seller shall not be required to include any trade secrets or attorney client privileged information in any Intellectual Property Update.

“Ji Xing” means Ji Xing Pharmaceuticals Limited, a limited liability company organized and existing under the laws of the Cayman Islands.

“Judgment” means any judgment, order, writ, injunction, citation, award or decree of any nature.

“Know-How” means any and all proprietary or confidential information, know-how and trade secrets, including processes, formulae, models and techniques (but excluding rights in research in progress, algorithms, data, databases, data collections, chemical and biological materials and the results of experimentation and testing).

“Knowledge of the Seller” means the [*].

“Lien” means any mortgage, lien, pledge, charge, adverse claim, security interest, encumbrance or restriction of any kind, in each case to secure payment of a debt or performance of an obligation.

“Loss” means any and all Judgments, damages, losses, claims, costs, liabilities and expenses, including reasonable fees and out-of-pocket expenses of counsel; provided, however, that “Loss” shall not include any lost profits or revenue, lost opportunity or consequential, punitive, special or incidental damages.

“Market Capitalization” means, as of any time of determination, the total number of outstanding shares of the Seller’s common stock multiplied by the closing price per share of such common stock as of the most recent trading day ending immediately prior to such time.

“Marketing Approval” means, with respect to the Product in any Royalty Purchase Territory, approval from the applicable Regulatory Authority sufficient for the promotion and sale of the Product in such jurisdiction in accordance with applicable law, including, without limitation, a U.S. New Drug Application.

“Net Sales” means the [*] on sales of the Product by the Seller, its Affiliates or licensees, including Permitted Licensees, for sale of the Product to a Third Party in the Royalty Purchase Territory, less the following deductions, to the extent allocable to sales of the Product:

(a)	[*];
(b)	[*];
(c)	[*];
(d)	[*]; and
(e)	[*].

Each of the amounts set forth above shall be determined from the books and records of the Seller, its Affiliate or licensee, maintained in accordance with GAAP consistently applied. For the avoidance of doubt, if a single item falls into more than one of the categories set forth in clauses (a)-(e) above, such item may not be deducted more than once. With respect to sales of the Product invoiced in U.S. dollars, Net Sales shall be determined in U.S. dollars.  With respect to sales of the Product invoiced in a currency other than U.S. dollars, Net Sales shall be determined by converting the currencies at which the sales are made into U.S. dollars, at rates of exchange determined in a manner consistent with the Seller’s method for calculating rates of exchange in the preparation of the Seller’s or such Permitted Licensee’s annual financial statements in accordance with generally accepted accounting principles consistently applied.

With respect to any sale of the Product [*].

Sales between the Seller and its Affiliates and licensees shall be disregarded for purposes of calculating Net Sales except if such purchaser is a distributor, a pharmacy or an end user.  Net Sales also exclude any sale or transfer of the Product for free or below cost in early access, compassionate use or named patient programs.

Notwithstanding the foregoing, Net Sales shall not include amounts (whether actually existing or deemed to exist for purposes of calculation) for Product distributed for use in clinical trials or pre-clinical trials.

If the Product is (a) sold co-packaged with one or more other pharmaceutical product(s) that is not the Product (“Co-Packaged Product”), or (b) is sold together with other products of the selling party or Affiliates in which the joint selling price provides a discount (e.g., as part of a “bundled” or joint or combined discount arrangement) from the list price of the Product (“Bundled Product”), then the Net Sales for the Product contained in such Co-Packaged Product or Bundled Product shall be calculated [*].

Notwithstanding the foregoing, in the case of any sales by a Permitted Licensee, Net Sales will be calculated based on the corresponding definition of net sales in the applicable license agreement permitting such sales, provided that such definition is commercially reasonable.

“nHCM” means non-obstructive hypertrophic cardiomyopathy.

“nHCM Trial Condition” means [*].

“oHCM” means obstructive hypertrophic cardiomyopathy.

“oHCM Trial Condition” means [*].

“Other Indications” means [*] or any human therapeutic indication [*] than oHCM and nHCM.

“Out-License” means any license or other agreement between the Seller or any of its Affiliates and any Third Party (including any Permitted License with a Third Party) pursuant to which the Seller or any of its Affiliates grants to such Third Party a license or sublicense of, covenant not to sue under, or other similar rights under any Intellectual Property Right that is reasonably necessary for the manufacture, use or Commercialization of the Product in any Applicable Indication in the Royalty Purchase Territory in order for such Third Party to manufacture, use or Commercialize the Product; provided, however, that “Out-License” shall not include (a) any research licenses; (b) licenses to distributors, without any other right to Commercialize the Product; (c) agreements granting non-exclusive rights to Intellectual Property Rights that do not grant any right to market, distribute, sell, or promote the Product, including, but not limited to, manufacturing agreements, material transfer agreements and consulting agreements.

“Patent Rights” means any and all existing or future Patents in the Royalty Purchase Territory that are owned, exclusively in-licensed or otherwise controlled by the Seller or any Subsidiary or under which the Seller or any Subsidiary is or may become empowered to grant licenses, the subject matter of which is necessary or used for the development, manufacture, use, marketing, promotion, sale or distribution of the Product.

“Patents” means any and all patents and patent applications existing as of the date of this Agreement and all patent applications filed hereafter, including any continuation, continuation-in-part, division, provisional or any substitute applications, or any patent application claiming priority thereto, including patent applications filed under the Patent Cooperation Treaty or any patent application claiming priority under the Paris Convention, any patent issued with respect to any of the foregoing patent applications, any certificate, reissue, reexamination, renewal or patent term extension or adjustment (including any supplementary protection certificate) of any such patent or other governmental actions which extend any of the subject matter of a patent, and any substitution patent, confirmation patent or registration patent or patent of addition based on any such patent, and all foreign counterparts of any of the foregoing.

“Permitted License” is defined in Section 5.8(a).

“Permitted Licensee” is defined in Section 5.8(a).

“Permitted Liens” means (a) Liens for Taxes not yet delinquent or Liens for Taxes being contested in good faith and by appropriate proceedings for which adequate reserves have been established; (b) banker’s liens for collection or rights of set off or similar rights and remedies as to deposit accounts or other funds maintained with depositary institutions; (c) any interest or title of a Permitted Licensee under a Permitted License, (d) Liens in the nature of right of setoff in favor of counterparties to contractual agreements with the Seller in the ordinary course of business; (e) Liens securing Permitted Secured Indebtedness to the extent, at any time following the payment of the First Tranche Purchase Price, such Liens are subject to an Acceptable Intercreditor Agreement (as defined in the Seller Security Agreement), and (f) any interest of a licensor under any In-License.

“Permitted Secured Indebtedness” means Indebtedness that is secured by a Lien on the Product Assets in an aggregate principal amount not to exceed $100,000,000 at any time outstanding (including, for the avoidance of doubt, any such Indebtedness incurred under the Senior Loan Agreement).

“Person” means any individual, firm, corporation, company, partnership, limited liability company, trust, joint venture, association, estate, trust, Governmental Entity or other entity, enterprise, association or organization.

“Pivotal Clinical Trial” means any human Clinical Trial of the Product that is intended (as of the time of Initiation of such clinical trial) to obtain the results and data to support the filing of a New Drug Application (NDA) (including label expansion but excluding the data that may be necessary to support the pricing and/or reimbursement approval), including so called Phase 2/3 trials and any human Clinical Trial that would satisfy the requirements of 21 § CFR 312.21(c) or corresponding foreign regulations. [*].

“Press Release” means one or more press releases describing this Agreement and the transactions contemplated by this Agreement issued individually by the Buyer and/or the Seller in form reasonably satisfactory to the other party.

“Product” means any pharmaceutical that contains the Seller’s proprietary small molecule cardiac myosin inhibitor product, referred to as CK-274, and any [*], in any strength, form, formulation, administration or delivery route.

“Product Assets” means the Seller’s and its Subsidiaries’ rights, title and interests in the Product Rights owned, licensed or otherwise held by the Seller or any of its Subsidiaries and any proceeds thereof, including all accounts receivable resulting from the sale, license or other disposition of Product by the Seller or its Permitted Licensees; provided, however, that, upon a Change of Control of the Seller or any Subsidiaries, no Product Rights owned, in-licensed or otherwise held by the acquiring entity (or any of its Affiliates existing prior to such Change of Control or acquired after such Change of Control) as of immediately prior to the closing of such Change of Control (or in the case of an acquired Subsidiary, as of immediately prior to the closing of such acquisition) or any Patents claiming priority to any Patent Rights included therein or other intellectual property rights will be deemed “owned, licensed or otherwise held”

for the purposes of this definition.  Notwithstanding the foregoing, “Product Assets” shall not include raw materials, inventory, work in progress, cash or cash equivalents.

“Product Failure” means, with respect to the Product, the occurrence of: (i) (A) the Seller’s drug safety committee; (B) the FDA or the EMA; or (C) at Buyer’s or Seller’s option and request, an independent third-party reasonably agreed upon between the Parties to review the Clinical Trials data and results, making a reasonable and good faith determination that the Product presents in oHCM and nHCM a risk of death, a life-threatening condition, or such serious safety or health risks to patients such that, based on then-available data, the Seller cannot ethically and in good faith continue to administer the Product to patients; or (ii) any material adverse development, occurrence or event with respect to the clinical development of the Product, as a result of which the Seller, in consultation with Buyer, may reasonably make a good faith determination to cease continued development of the Product, including, for example, if the Product (A) fails as a result of the manufacturing thereof due to failure to achieve a purified yield required to commercialize the Product, or because a manufacturing process cannot be established according to GMP manufacturing guidelines to produce sufficient material for Commercialization or (B) is otherwise not reasonably suited for the continuation of Clinical Trials (in the case of preclinical or clinical stage trials, toxicities that would trigger the stoppage of further development, e.g., as may be reported as adverse events, serious adverse events, or clinical laboratory abnormalities), or (C) fails to meet its primary endpoint of any Clinical Trial.

“Product Rights” means any and all of the following, solely for or to the extent related to the Applicable Indications as they exist in the Royalty Purchase Territory: (a) Intellectual Property Rights, (b) regulatory filings, submissions and approvals with or from any Regulatory Authorities specifically related to the Product, (c) In-Licenses, and (d) Out-Licenses.

“Product Royalty Rate” means, with respect to the Product in a country in the Royalty Purchase Territory: (a) prior to the applicable Royalty Termination Date for such country, (i) from and after the Royalty Commencement Date, two percent (2%) and (ii) from and after the payment of the Second Tranche Purchase Price pursuant to Section 2.2(b), four percent (4%), and (b) on or after the Royalty Termination Date for such country, zero percent (0%); [*]:

(i)[*];

(ii)[*];

(iii)[*]; and

(iv)[*].

“Prohibited Transfer” is defined in Section 9.6.

“Purchase Price” means the First Tranche Purchase Price, the Second Tranche Purchase Price and any Additional Tranche Purchase Price.

“Receiving Party” is defined in Section 8.1.

“Regulatory Authority” means any national or supranational governmental authority, including, without limitation, the FDA or EMA, or any successor agency thereto, that has responsibility in granting a Marketing Approval.

“Regulatory Updates” means a summary of material information and developments that would reasonably be expected to materially impact the Product with respect to any regulatory filings or submissions made to the FDA and EMA (or, to the extent the EMA is not applicable, the Regulatory Authority for any country within the Royalty Purchase Territory).

“Representative” means, with respect to any Person, (a) any direct or indirect stockholder, member or partner of such Person and (b) any manager, director, officer, employee, agent, advisor or other representative (including attorneys, accountants, consultants, bankers, financial advisors and actual and potential lenders and investors) of such Person.

“Royalty” means for each calendar quarter during the Term, an amount payable to the Buyer equal to the sum of the product of Net Sales of the Product during such calendar quarter in each country in the Royalty Purchase Territory multiplied by the Product Royalty Rate.

“Royalty Commencement Date” means the date that is the later of (i) the First Commercial Sale and (ii) the Initial Funding Date.

“Royalty Purchase Agreement” means that certain Royalty Purchase Agreement, dated as of the date hereof, between the Buyer and the Seller.

“Royalty Purchase Territory” means each of the United States, each member within the European Union, each member of the European Economic Area (to the extent such member is not a member of the European Union), Switzerland and the United Kingdom.

“Royalty Termination Date” means, with respect to the Product in a country in the Royalty Purchase Territory, the date that is the later of (a) the last patent expiration that includes a valid claim for such country [*] in such country, and (b) the expiration of all regulatory exclusivities for the Product in such country.

“Royalty Report” is defined in Section 5.2(b).

“SEC” means the Securities and Exchange Commission.

“Second Tranche” means the commitment and obligation of the Buyer to pay the Second Tranche Purchase Price pursuant to Section 2.2(b).

“Second Tranche Funding Date” means a Business Day occurring no later than the 30th day following the delivery of a Funding Request by the Seller in respect of the Second Tranche.

“Second Tranche Purchase Price” means FORTY-FIVE MILLION U.S. DOLLARS ($45,000,000).

“Seller” is defined in the preamble.

“Seller Indemnified Parties” is defined in Section 6.1(b).

“Seller SEC Documents” is defined in Section 3.1(m).

“Seller Security Agreement” means that certain Security Agreement to be dated as of the First Tranche Funding Date executed in favor of the Buyer by the Seller substantially in the form attached hereto as Exhibit B (or such other form as reasonably acceptable to the Buyer and the Seller).

“Selling Party” is defined in the definition of Net Sales.

“Senior Lender” is defined in the definition of Senior Loan Agreement.

“Senior Loan Agreement” means that certain Loan and Security Agreement, dated as of May 17, 2019, by and among Oxford Finance, LLC, as collateral agent and as lender thereunder, Silicon Valley Bank, as lender thereunder, the other lenders party thereto from time to time (collectively and individually, “Senior Lender”) and the Seller, as amended by the First Amendment to Loan and Security Agreement dated as of November 6, 2019 and the Second Amendment to Loan and Security Agreement dated as of November 7, 2019, and as may be further amended, restated, supplemented or otherwise modified from time to time.

“Stock Purchase Agreement” means that certain Stock Purchase agreement, dated as of the date hereof, between the Seller and the Buyer.

“Subsidiary” means with respect to the Seller any and all corporations, partnerships, limited liability companies, joint ventures, associations and other entities controlled (by contract or otherwise) by the Seller directly or indirectly through one or more intermediaries.

“Sunset Date” means, with respect to oHCM Trial Condition, the date that is two years and six months following the Initial Closing Date, and with respect to the nHCM Trial Condition, the date that is three years and six months following the Initial Closing Date.

“Tax” or “Taxes” means any present or future U.S. federal, state, local or non-U.S. income, gross receipts, license, payroll, employment, excise, severance, occupation, premium, windfall profits, environmental, customs duties, capital stock, franchise, profits, withholding, social security, unemployment, disability, real property, personal property, abandoned property, value added, alternative or add-on minimum, estimated or other tax of any kind whatsoever, including any interest, penalty or addition thereto, whether disputed or not.

“Term” means the period commencing on the date hereof, and ending upon termination of this Agreement pursuant to Article 7.

“Third Party” means any Person other than the parties hereto (or an Affiliate of such parties).

“Third Party Claim” is defined in Section 6.2.

“Total Net Payments” means as of any date of determination:

(a) the aggregate amount of all payments remitted to, or otherwise received by, Buyer pursuant to this Agreement as of such date (including any payments made pursuant to Section 5.5), less

(b) all overpayments of Royalties under this Agreement required to be, and actually, reimbursed by the Buyer to the Seller pursuant to Section 5.4 but only to the extent that such overpayments have been included in the calculation of the under the immediately preceding clause (a), and provided that no prepayment made by the Seller pursuant to Section 5.2(c) shall be deemed an overpayment of Royalties or other payments due to the Buyer hereunder provided such credit occurs.

“Transaction Agreements” means the Collaboration Agreement, the Royalty Purchase Agreement, the Stock Purchase Agreement and the Seller Security Agreement.

“Value Added Tax” means any sales, use, value-added, excise and other similar Taxes (excluding withholding and income Taxes).

“UCC” means the Uniform Commercial Code (or any similar or equivalent legislation) as in effect in any applicable jurisdiction.

“Update Report” is defined in Section 5.1(a).

Section 9.2Certain Interpretations.  Except where expressly stated otherwise in this Agreement, the following rules of interpretation apply to this Agreement:

(a)“either” and “or” are not exclusive and “include,” “includes” and “including” are not limiting and shall be deemed to be followed by the words “without limitation;”

(b)“extent” in the phrase “to the extent” means the degree to which a subject or other thing extends, and such phrase does not mean simply “if;”

(c)“hereof,” “hereto,” “herein” and “hereunder” and words of similar import when used in this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement;

(d)references to a Person are also to its permitted successors and assigns;

(e)definitions are applicable to the singular as well as the plural forms of such terms;

(f)unless otherwise indicated, references to an “Article”, “Section” or “Exhibit” refer to an Article or Section of, or an Exhibit to, this Agreement, and references to a “Schedule” refer to the corresponding part of the Disclosure Schedule;

(g)references to “$” or otherwise to dollar amounts refer to the lawful currency of the United States;

(h)references to an agreement or other document include references to any annexes, exhibits and schedules attached thereto; and

(i)references to a law include any amendment or modification to such law and any rules and regulations issued thereunder, whether such amendment or modification is made, or issuance of such rules and regulations occurs, before or after the date of this Agreement.

Section 9.3Headings.  The table of contents and the descriptive headings of the several Articles and Sections of this Agreement and any Exhibits and Schedules are for convenience only, do not constitute a part of this Agreement and shall not control or affect, in any way, the meaning or interpretation of this Agreement.

Section 9.4Notices.  All notices and other communications under this Agreement shall be in writing and shall be by email with PDF attachment, facsimile, courier service or personal delivery to the following addresses, or to such other addresses as shall be designated from time to time by a party hereto in accordance with this Section 9.4:

If to the Seller, to it at:
Cytokinetics, Incorporated
280 East Grand Avenue
South San Francisco, CA 94080
Attn: General Counsel
Telephone:	650-624-3000
Facsimile:	650-624-3010
Email:	mschlossberg@cytokinetics.com
with a copy to:
Cooley LLP
101 California Street,
San Francisco, CA 94111
Attention:	Gian-Michele a Marca
Telephone:	415-693-2000
Facsimile:	415-693-2222
Email:	gmamarca@cooley.com
If to the Buyer, to it at:
Dolya Holdco 19 Designated Activity Company (in the process of changing its name to RTW Royalty Holdings Designated Activity Company)
[*]
Attention:	The Directors
Telephone:	[*]
Email:	[*]
Fax:	[*]
with a copy to:
RTW Investments, LP
40 10th Avenue, Floor 7
New York, NY 10014
Attention:	Roderick Wong and Alice Lee
Telephone:	[*]
Email:	[*]
with a copy to:
Goodwin Procter LLP
100 Northern Avenue
Boston, MA 02210
Attention:	Kingsley L. Taft and Shane Albright
Telephone:	[*]
Email:	[*]

All notices and communications under this Agreement shall be deemed to have been duly given (i) when delivered by hand, if personally delivered, (ii) when received by a recipient, if sent by email, (iii) when sent, if sent by facsimile, with an acknowledgement of sending being produced by the sending facsimile machine or (iv) one Business Day following sending within the United States by overnight delivery via commercial one-day overnight courier service.

Section 9.5Expenses.  Except as otherwise provided herein, all fees, costs and expenses (including any legal, accounting and banking fees) incurred in connection with the preparation, negotiation, execution and delivery of this Agreement and to consummate the transactions contemplated hereby shall be paid by [*].

Section 9.6Assignment.  The Seller shall not sell, convey, assign, dispose, pledge, hypothecate or otherwise transfer this Agreement, any of its rights or obligations hereunder, without the Buyer’s prior written consent, except in connection with the sale, license or transfer of all or substantially all of the Seller’s business or assets related to the Product (including this Agreement), whether by merger, sale of assets, license, reorganization or otherwise; provided that, in each case upon closing of any such transaction, the Seller causes such Affiliate or Third Party, as applicable, to deliver a writing to the Buyer in which it assumes all of the obligations of the Seller to the Buyer under this Agreement; provided that nothing herein shall restrict the grant or incurrence of Permitted Liens.  [*].  Subject to the foregoing, this Agreement shall be binding upon, inure to the benefit of and be enforceable by, the parties hereto and their respective permitted successors and assigns.  Any purported sale, conveyance, assignment, disposition, pledge, hypothecation or transfer in violation of this Section 9.6 shall be null and void. Notwithstanding anything else contained in this Section 9.6, the Buyer may at any time sell, convey, assign, dispose, pledge, hypothecate or otherwise transfer any portion of this Agreement or any rights to the Acquired Intangibles to (a) any Affiliate of the Buyer or (b) to the extent necessary in order to bring the Buyer in compliance with any applicable concentration limits to which it is subject or to an Affiliate of the Buyer (provided that the Buyer provides prior written notice of such transfer to the Seller) [*].

Section 9.7Amendment and Waiver.

(a)This Agreement may be amended, modified or supplemented only in a writing signed by each of the parties hereto.  Any provision of this Agreement may be waived only in a writing signed by the party hereto granting such waiver.

(b)No failure or delay on the part of any party hereto in exercising any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or remedy preclude any other or further exercise thereof or the exercise of any other right, power or remedy.  No course of dealing between the parties hereto shall be effective to amend, modify, supplement or waive any provision of this Agreement.

Section 9.8Entire Agreement.  This Agreement, the Exhibits annexed hereto and the Disclosure Schedule constitute the entire understanding between the parties hereto with respect to the subject matter hereof and supersede all other understandings and negotiations with respect thereto.

Section 9.9No Third Party Beneficiaries.  This Agreement is for the sole benefit of the Seller and the Buyer and their permitted successors and assigns and nothing herein expressed or implied shall give or be construed to give to any Person, other than the parties hereto and such successors and assigns, any legal or equitable rights hereunder.

Section 9.10Governing Law.  This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York without giving effect to any choice or conflict of law provision or rule that would cause the application of the laws of any other jurisdiction.

Section 9.11JURISDICTION; VENUE.

(a)EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS RESPECTIVE PROPERTY AND ASSETS, TO THE EXCLUSIVE JURISDICTION OF ANY NEW YORK STATE COURT OR FEDERAL COURT OF THE UNITED STATES OF AMERICA SITTING IN NEW YORK COUNTY, NEW YORK, AND ANY APPELLATE COURT THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT IN RESPECT THEREOF, AND THE BUYER AND THE SELLER HEREBY IRREVOCABLY AND UNCONDITIONALLY AGREE THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN ANY SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT.  THE BUYER AND THE SELLER HEREBY AGREE THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY APPLICABLE LAW.  EACH OF THE BUYER AND THE SELLER HEREBY SUBMITS TO THE EXCLUSIVE PERSONAL JURISDICTION AND VENUE OF SUCH NEW YORK STATE AND FEDERAL COURTS.  THE BUYER AND THE SELLER AGREE, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THAT PROCESS MAY BE SERVED ON THE BUYER OR THE SELLER IN THE SAME MANNER THAT NOTICES MAY BE GIVEN PURSUANT TO SECTION 9.4 HEREOF.

(b)EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT IT MAY LEGALLY AND EFFECTIVELY DO SO, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT IN ANY NEW YORK STATE OR FEDERAL COURT.  EACH OF THE BUYER AND THE SELLER HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

Section 9.12Severability.  If any term or provision of this Agreement shall for any reason be held to be invalid, illegal or unenforceable in any situation in any jurisdiction, then, to the extent that the economic and legal substance of the transactions contemplated hereby is not affected in a manner that is materially adverse to either party hereto, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect and the enforceability and validity of the offending term or provision shall not be affected in any other situation or jurisdiction.

Section 9.13Specific Performance.  Each of the parties acknowledges and agrees that the other party may be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached or violated.  Accordingly, each of the parties agrees that, without posting bond or other undertaking, the other party will be entitled to seek an injunction or injunctions to prevent breaches or violations of the provisions of this Agreement and to seek to enforce specifically this Agreement and the terms and provisions hereof in any action, suit or other proceeding instituted in any court of the United States or any state thereof having jurisdiction over the parties and the matter in addition to any other remedy to which it may be entitled, at law or in equity.

Section 9.14Relationship of Parties.  The relationship between the Buyer and the Seller is solely that of purchaser and seller, and neither the Buyer nor the Seller has any fiduciary or other special relationship with the other party or any of its Affiliates.  This Agreement is not a partnership or similar agreement, and nothing contained herein shall be deemed to constitute the Buyer and the Seller as a partnership, an association, a joint venture or any other kind of entity or legal form for any purposes, including any Tax purposes.  The Buyer and the Seller agree that they shall not take any inconsistent position with respect to such treatment in a filing with any Governmental Entity.

Section 9.15Counterparts.  This Agreement may be executed in any number of counterparts and by the parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.  Copies of executed counterparts transmitted by telecopy, facsimile or other similar means of electronic transmission, including “PDF,” shall be considered original executed counterparts, provided receipt of such counterparts is confirmed.

Section 9.16Withholding.

(a)The Seller shall be entitled to deduct and withhold from the payments otherwise required pursuant to this Agreement any such Taxes as the Seller may be required to deduct and withhold with respect to any such payments under applicable law (it being understood that, solely with respect to U.S. federal withholding Tax, the Seller shall not make any such deduction or withholding if the Seller has received, as applicable, either (i) a valid, properly executed Internal Revenue Service Form W-9 certifying that the Buyer or the relevant assignee, as applicable, is exempt from U.S. “backup” withholding Tax or (ii) a valid, properly executed Internal Revenue Service Form W-8BEN-E (or other applicable W-8, with any necessary accompanying attachments) certifying that the Buyer or the relevant assignee, as applicable, is exempt from U.S. federal withholding Tax under a United States income Tax treaty with respect to royalties and other income).  If the Seller is required by applicable law to deduct and withhold any Taxes from any such payment, the Seller shall pay the full amount deducted or withheld to the relevant Governmental Entity in accordance with applicable law.  To the extent that amounts are so deducted or withheld and paid to the relevant Governmental Entity, except as set forth in the following sentence such deducted and withheld amounts will be treated for all purposes of this Agreement as having been paid to the Buyer. Notwithstanding this Section 9.16(a), if, as a result of a Withholding Action by the Seller (including any assignee or successor), withholding is required by applicable law and the amount of such withholding exceeds the amount of withholding that would have been required if the Seller had not committed the Withholding Action, then the Seller shall pay an additional amount to the Buyer such that, after withholding from the payment contemplated by this Agreement and such additional amount, the Buyer receives the same amount as it would have received from the Seller absent such Withholding Action by the Seller.  For the avoidance of doubt, if as a result of a Withholding Action by the Buyer (including any assignee or successor) the amount of withholding under the law of the applicable jurisdiction exceeds the amount of such withholding that would have been required in the absence of such Withholding Action by the Buyer, the Seller shall be required to pay an additional amount only to the extent that the Seller would be required to pay any additional amount to the Buyer pursuant to the preceding sentence if the Buyer had not committed such Withholding Action. For purposes of this Section 9.16(a), “Withholding Action” by a party means (i) a permitted assignment or sublicense of this Agreement (in whole or in part) by such party to an Affiliate or a Third Party in a different jurisdiction; (ii) the exercise by such party of its rights under this Agreement (in whole or in part) through an Affiliate or Third Party in a different jurisdiction (or the direct exercise of such rights by an Affiliate of such party outside of the applicable jurisdiction); (iii) a redomiciliation of such party, an assignee or a successor to a jurisdiction outside of the applicable jurisdiction; and (iv) any action taken after the date of this Agreement by such party that causes this Agreement or any payment contemplated by this Agreement to become subject to tax (including by virtue of withholding or deduction) in any additional jurisdictions after the date of this Agreement.

(b)If any taxes are imposed, the Buyer and the Seller hereby agree to cooperate in good faith to mitigate the amount of any of such Taxes which the Seller must withhold or deduct pursuant to this Section 9.16, provided, however, that the Buyer shall determine in its sole discretion whether, or the extent to which, its investors shall be involved or be required to be involved in connection with the foregoing.

(c)Notwithstanding anything herein to the contrary, (i) the parties hereunder shall make all payments required to be made pursuant to this Agreement in U.S. dollars by wire transfer of immediately available funds to the bank account designated in writing from time to time by the other party, and (ii) any such payments made by the Buyer shall be made so long as the Seller have provided to the Buyer a valid, properly executed Internal Revenue Service Form W-9, W-8BEN-E or other applicable form, without set-off, reduction or deduction, or withholding for or on account of any U.S. federal withholding taxes.

Section 9.17Tax Treatment. The Buyer and the Seller agree to treat, for U.S. federal income and other applicable tax purposes, (i) the transactions contemplated by this Agreement as a contractual arrangement between the Buyer and the Seller and not as indebtedness of the Seller or the sale of any assets by the Seller, (ii) Buyer’s payment of the Purchase Price as received by the Seller in a taxable transaction, (iii) the Seller’s payment of the Royalty as received by the Buyer in a taxable transaction and (iv) this Agreement as not giving rise to a partnership or similar arrangement, and nothing contained herein shall be deemed to constitute the Buyer and the Seller as a partnership, an association, a joint venture or any other kind of entity.  Each of the Buyer and the Seller shall file all applicable Tax returns consistent with this Section 9.17. If there is an inquiry by any Governmental Entity of the Buyer or the Seller related to this Section 9.17, the Buyer and the Seller shall cooperate with each other in responding to such inquiry in a commercially reasonable manner consistent with this Section 9.17.  The Buyer and the Seller agree that, if either determines in good faith that any provision hereunder is inconsistent with such treatment, the Buyer and Seller shall substitute, by mutual consent, provisions consistent with such intended tax treatment for such inconsistent provision, and such provisions shall be effective as of the date such substitution is made.

Section 9.18[*].

(a)[*].

(b)[*].

(c)[*]

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered by their respective representatives thereunto duly authorized as of the date first above written.

SELLER:
Cytokinetics, Incorporated
By:	/s/ Robert I. Blum
Name:	Robert I. Blum
Title:	President & Chief Executive Officer
BUYER:
Signed by a duly authorised attorney of DOLYA HOLDCO 19 DESIGNATED ACTIVITY COMPANY (in the process of changing its name to RTW ROYALTY HOLDINGS DESIGNATED ACTIVITY COMPANY)
By:	/s/ Roderick Wong
Name:	Roderick Wong, M.D.
Title:	Authorised Attorney